Exhibit 99.1

                  Frank Corsini Accepts Position on Emergency
                    Filtration Products' Board of Directors

     LAS VEGAS--(BUSINESS WIRE)--July 24, 2002--Emergency Filtration Products, Inc. (EFP) (OTCBB:EMFP) today announced the addition of its sixth board member. Mr. Frank Corsini accepted the position and has been approved by EFP's existing Board of Directors. The Company will add a seventh and final member to its Board in the near future.
     Mr. Corsini has acquired extensive international business and finance experience over his career. He is currently an executive with ION Capital Partners Bear Stearns, San Francisco, Calif., specializing in private banking and asset management.
     Prior to Bear Stearns, Mr. Corsini has held positions as: CEO at NXT Strategies, Tiburon, Calif.; CEO of Conversient Technologies, Singapore and San Mateo, Calif.; Co-Founder of Zowi Corporation (American Express Cobalt Card), San Francisco, Calif.; Founder of Intelligent Choice Refreshment Company, San Francisco, Calif.; President/COO of Vitafort International Corporation, San Francisco, Calif., founder and CEO of California Healthcare Technologies in Los Angeles. His international experience includes serving as Managing Director of Vantage, SA, London, England and Director of International Market Development for N-Ren International, Brussels, Belgium.
     In addition to private sector experience, Mr. Corsini also served as Assistant to the Director, Office of Business, Research and Analysis U.S. Department of Commerce and as a White House Staff member.
     Douglas K. Beplate, EFP's Founder and President, commented on Mr. Corsini's Board position. "I am very happy to have someone of Mr. Corsini's stature, knowledge and experience available to EFP. His expertise will have a significant impact in achieving EFP's goals. I also believe that the addition of businessmen of Mr. Corsini's and Mr. Glenndahl's (EFP news release May 13, 2002) caliber taking positions on our Board of Directors says much about the Company's current position and its immediate future," he stated.

     About EFP:

     EFP is an air filtration products manufacturer whose technology provides filtration efficiencies of "greater than 99.00% at a particle size of 0.027 microns." Its initial products were developed for the medical market: the Vapor Isolation Valve(tm); RespAide -- a CPR mask used for resuscitation of respiratory/cardiac arrest cases; an A.E.D. prep kit, and; the 2H Breathing Circuit Filter. In addition to filtration products, the Company also supplies Superstat, a modified hemostatic collagen, to the medical market.

     Safe Harbor Statement: This news release contains forward-looking statements pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. With the exception of historical information, the matters discussed in this news release are "forward-looking statements" that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements.

    CONTACT: Emergency Filtration Products, Inc.
             Wendy Harper, 702/558-5164
             Fax: 702/567-1893
             E-mail: contactus@respaide.com
             Web site: www.emergencyfiltration.com

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